Exhibit 99.(a)(1)(A)
CONCHO RESOURCES INC.
550 WEST TEXAS AVENUE
SUITE 1300
MIDLAND, TEXAS 79701
(432) 683-7443
     This document constitutes part of a prospectus relating to the Concho Resources Inc. 2006 Stock Incentive Plan, covering securities that have been registered under the Securities Act of 1933.
OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS
November 29, 2007

CONCHO RESOURCES INC.
OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS
THE OFFER EXPIRES AT 11:59 P.M., CST, ON
DECEMBER 28, 2007, UNLESS THE OFFER PERIOD IS EXTENDED
     As more fully described in the attached disclosure document for the Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), Concho Resources Inc. (“Concho Resources”) is offering the opportunity, at the election of the applicable option holder, to amend certain stock options to purchase Concho Resources common stock held by the option holder to include new restrictions on the exercisability of these stock options in order to limit the adverse tax consequences that will apply to these stock options under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other interpretive guidance issued by the U.S. Internal Revenue Service (the “IRS”) thereunder, and to receive a cash payment in relation to the making of such an amendment, as described below. We are making the offer (the “Offer”) upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 of this Offering Memorandum.
     The stock options that are the subject of this Offer are those stock options that have each of the following characteristics (the “Eligible Options”):
•	stock options that were granted to an Eligible Optionee (defined below) under the Concho Equity Holdings Corp. 2004 Stock Option Plan and subsequently assumed by Concho Resources under the Concho Resources Inc. 2006 Stock Incentive Plan (the “Plan”);

•	stock options that were granted between December 6, 2004 and February 23, 2006, inclusive with an exercise price that was less than the fair market value of the underlying security as of the date of the award; and

•	stock options that are still outstanding when the Expiration Time (defined below) occurs.
     The Eligible Options consist of stock options that were granted during a specified period of time prior to our initial public offering in August 2007. There was no public trading market for our common stock prior to August 2007. In the absence of a public trading market, the Board of Directors set the exercise price of the Eligible Options with a per share exercise price (reflecting a 1 for 2 reverse stock split effected at the time of the initial public offering) at either $8.00 or $12.00, depending on the circumstances of the Eligible Optionee’s employment. Concho Resources is offering to amend the Eligible Options and to pay cash compensation related to the amendment because the Eligible Options were granted with an exercise price that was less than the fair market value per share of our common stock underlying the stock options on the stock options’ respective grant date (that is, the stock options were granted at a “discount” to the then-current fair market value of the underlying stock).
     Please note that each of the portions of Eligible Options that (A) have already been exercised, (B) have expired or otherwise been cancelled or (C) are beneficially owned by someone other than the Eligible Optionee are not eligible for the Offer.
     In a separate mailing to be sent in connection with this Offering Memorandum, each Eligible Optionee will receive a personalized Addendum that describes his or her Eligible Option(s). If you do not receive your personalized Addendum within 24 hours after receiving these Offering Memorandum materials, please contact David W. Copeland or Curt F. Kamradt at Concho Resources at (432) 683-7443.
     All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current or former employees of Concho Resources and (2) subject to taxation in the United States, may participate in the Offer (the “Eligible Optionees”). If your employment with us terminates prior to the Expiration Time, you will remain an Eligible Optionee.

     As described above, the Eligible Options were granted at a discount from fair market value on the date of grant and therefore the Eligible Options are subject to adverse tax consequences under Section 409A. These consequences, discussed in greater detail in this Offering Memorandum, may include an obligation to pay, on each year in which the stock option is vested and regardless of whether these options are ever exercised, ordinary income tax at your usual rate, plus an additional 20% Federal tax, plus possible state taxes that duplicate the tax imposed under Section 409A, plus certain other state and Federal tax penalties as a result of the stock option being subject to Section 409A. See Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 20. The Offer is being made to permit Eligible Optionees to address the adverse tax consequences that will apply to their Eligible Options under Section 409A, which was enacted as part of the American Jobs Creation Act of 2004, by amending such options with terms that we believe should avoid the application of such adverse tax treatment.
          The Offer is an offer to amend the terms of each Eligible Option with respect to the time at which it may be exercised. The following is a summary of (a) the current terms of your Eligible Option relating to when it may be exercised and (b) the terms of your Eligible Option relating to when it may be exercised if you accept the Offer:
Current Terms of Exercise. Each Eligible Option is currently exercisable in full at any time on or before the expiration of 10 years from the effective date of grant of the option. However, following your termination of employment with Concho Resources, under the existing terms of the option, it may be exercised only as follows:
(i)	If your termination of employment occurs on account of death or total and permanent disability, then the option may be exercised only until the expiration of one year from the date of such termination of employment (but in no event later than the expiration of the 10-year term of the option);

(ii)	If your termination of employment occurs for any reason other than death, total and permanent disability or “Cause” (as defined below), then the option may be exercised only until the expiration of three months from the date of such termination of employment (but in no event later than the expiration of the 10-year term of the option); and

(iii)	If your termination of employment occurs on account of “Cause” (which means termination of employment by reason of fraud, dishonesty, any unauthorized use or disclosure of any confidential information or trade secrets of Concho Resources which results in a material detriment to Concho Resources), then the option is immediately forfeited and no additional exercise period is allowed.
Terms of Exercise if You Accept the Offer. If you accept the Offer, then the exercise terms described above under “Current Terms of Exercise” will no longer apply to your Eligible Options. Instead, each Eligible Option will generally become exercisable in accordance with a fixed exercise schedule (the “Fixed Exercise Schedule”), subject to certain exceptions described below. The Fixed Exercise Schedule provides that (i) 25% of each Eligible Option (the “First Quarter Portion”) may be exercised only during the period beginning on January 1, 2008, and ending on December 31, 2008, (ii) 25% of each Eligible Option (the “Second Quarter Portion”) may be exercised only during the period beginning on January 1, 2009, and ending on December 31, 2009, (iii) 25% of each Eligible Option (the “Third Quarter Portion”) may be exercised only during the period beginning on January 1, 2010, and ending on December 31, 2010, and (iv) 25% of each Eligible Option (the “Fourth Quarter Portion”) may be exercised only during the period beginning on January 1, 2011, and ending on December 31, 2011. The exceptions to the Fixed Exercise Schedule are as follows:
(i)	Death. If your employment with Concho Resources terminates by reason of death, then the portion of your Eligible Options that has not yet become exercisable under the Fixed Exercise Schedule may be exercised (by your estate or the person who acquires your Eligible Options by reason of your death) only from the date of your death until the last day of the calendar year in which your death occurs or, if later, the 15th day of the third calendar month following the date of your death. For example, if the holder of an Eligible Option dies on November 15, 2009, while employed by Concho Resources, then his or her Eligible Options would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until

December 31, 2009, and may not be exercised after that date; and (C) the Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 15, 2010, and may not be exercised after that date.

(ii)	Disability. If you become “Disabled” (meaning that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) prior to terminating employment with Concho Resources, then the portion of your Eligible Options that has not yet become exercisable under the Fixed Exercise Schedule may be exercised only until the last day of the calendar year in which the Social Security Administration determined you were Disabled or, if later, the 15th day of the third calendar month following the date of such determination. For example, if the Social Security Administration determines that the holder of an Eligible Option became Disabled on November 15, 2008, while employed by Concho Resources, then his or her Eligible Options would be exercisable as follows: (A) the First Quarter Portion may be exercised only until December 31, 2008, and may not be exercised after that date; and (B) the Second Quarter Portion, Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 15, 2009, and may not be exercised after that date.

(iii)	Separation from Service for any reason other than Cause, death or becoming Disabled — Non-Officer and Non-1% Owner. If your employment with Concho Resources terminates under circumstances that constitute a “Separation from Service” for purposes of Section 409A (which generally means a permanent decrease in the services you would perform for Concho Resources to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period) for any reason other than Cause, death or becoming Disabled, and if you are not an officer or one percent owner of Concho Resources or any of its affiliates at the time of such Separation from Service, then the portion of your Eligible Options that has not become exercisable under the Fixed Exercise Schedule prior to the date of your Separation from Service (A) will become exercisable beginning on the date of your Separation from Service and (B) will remain exercisable only until the earlier of (1) the date that is three months after your Separation from Service or (2) the later of (x) the last day of the calendar year in which your Separation from Service occurs or (y) the 15th day of the third calendar month following the date of your Separation from Service. For example, if such a holder of an Eligible Option incurs such a Separation from Service on November 1, 2009, then his or her Eligible Options would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; and (C) the Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 1, 2010, and may not be exercised after that date.

(iv)	Separation from Service for any reason other than Cause, death or becoming Disabled — Officer or 1% Owner. If your employment with Concho Resources terminates under circumstances that constitute a Separation from Service for any reason other than Cause, death or becoming Disabled, and if you are an officer or one percent owner of Concho Resources or any of its affiliates at the time of such Separation from Service, then the portion of your Eligible Options that has not become exercisable under the Fixed Exercise Schedule prior to the earlier of the date of your death or the date that is six months after your Separation from Service (such earlier date being the “Exercise Commencement Date”) (A) will become exercisable beginning on the Exercise Commencement Date and (B) will remain exercisable only until the earlier of (1) the date that is three months after the Exercise Commencement Date or (2) the later of (x) the last day of the calendar year in which your Exercise Commencement Date occurs or (y) the 15th day of the third calendar month following your Exercise Commencement Date. For example, if such a holder of an Eligible Option incurs such a Separation from Service on November 1, 2009 and survives until at least May 1, 2010, then his or her Eligible Option would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; (C) the Third Quarter Portion may be exercised only between January 1, 2010 and December 31, 2010, and may not be exercised after the end of that period; and (D) the Fourth Quarter Portion may be exercised only between May 1, 2010 and August 1, 2010, and may not be exercised after the end of that period.

(v)	Separation from Service for Cause. If you incur a Separation from Service with Concho Resources for Cause, then your Eligible Options are immediately forfeited and no additional exercise period is allowed.

(vi)	Change of Control. If a Change of Control (as defined below) occurs while you are employed by Concho Resources, then the portion of your Eligible Options that has not yet become exercisable under the Fixed Exercise Schedule may be exercised during the period beginning on the date of the Change of Control and ending on the last day of the calendar year in which the Change of Control occurs or, if later, the 15th day of the third calendar month following the date of the Change of Control; provided, however, that Concho Resources may, in its sole discretion, require that your Eligible Options be exercised prior to the last day of the described period. In addition, if a Change of Control occurs after a portion of your Eligible Options becomes exercisable under the Fixed Exercise Schedule or any of the exceptions described in clauses (i) through (iv) above and prior to the date that such portion ceases to be exercisable as described above, then Concho Resources may, in its sole discretion, require that your Eligible Options be exercised on or before an earlier date selected by Concho Resources. For this purpose, the term “Change of Control” means the occurrence of a change in control event with respect to Concho Resources as defined in Treasury regulations issued under Section 409A (which generally would include (A) a person acquiring more than 50% of the total fair market value or total voting power of the stock of Concho Resources, (B) a person acquiring during a 12-month period stock of Concho Resources possessing 30% or more of the total voting power of the company, (C) the replacement during any 12-month period of a majority of Concho Resources’ board of directors with directors not endorsed by a majority of the company’s board of directors before the appointment or election of the new board member, and (D) a person acquiring during a 12-month period at least 40% of the gross fair market value of the assets of Concho Resources).
     Notwithstanding the foregoing, if any portion of your Eligible Options would become exercisable prior to January 1, 2008 under the exceptions described above, then the initial exercise date of such portion of your Eligible Options shall be deemed to be January 1, 2008. The Fixed Exercise Schedule and the exceptions to that schedule described above together constitute the “Amended Exercise Schedule.”
     Eligible Options that are amended pursuant to this Offer (each an “Amended Option” and collectively, the “Amended Options”) will generally have the same material terms and conditions as they did prior to the amendment, including the same exercise price, except that the Amended Option may be exercised only according to the Amended Exercise Schedule as described above.
     If you accept this Offer, you will receive a cash payment equal to $0.50 multiplied by the number of shares of common stock of Concho Resources subject to each Amended Option (the “Cash Payment”) to compensate you for the reduction in flexibility regarding the exercise of your option resulting from the amendment made pursuant to this Offer. The Cash Payments will be paid on January 2, 2008, and will be subject to applicable tax withholding. The Cash Payment will be made without regard to whether an Eligible Optionee is an employee of Concho Resources or its affiliates on the cash payment date or any time thereafter.
     You should be aware that the Amended Option will have a different expiration date than the existing Eligible Option. By your electing to amend your Eligible Option to have the Amended Exercise Schedule, your Amended Option may expire earlier than it otherwise would have expired.
     If you have not exercised your Amended Option by the applicable expiration date under the Amended Exercise Schedule (the “New Expiration Date”), the relevant portion of your Amended Option will expire and you will have no further rights to purchase such shares under the relevant portion of your Amended Option.
     If you accept this Offer, Concho Resources will amend those Eligible Options as to which you accepted the Offer, effective as of the Expiration Time (such date, the “Amendment Date,” is currently expected to be December

28, 2007 at 11:59 p.m., CST) to reflect the Amended Exercise Schedule (and associated New Expiration Date). You will receive a document entitled “Confirmation of Amendment” from Concho Resources promptly after the Amendment Date. If you accept this Offer, you will receive your applicable Cash Payment on January 2, 2008. The amendment of Eligible Options pursuant to this Offer will not materially affect the existing terms and conditions of such option (other than as to the exercise schedule and expiration date). For the avoidance of doubt, any Amended Option will continue to be subject to the same exercise price as in effect prior to the amendment pursuant to this Offer.
     We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will requests for amendments be accepted from, or on behalf of, Eligible Optionees in such jurisdiction. At our discretion, however, we may take any actions necessary for us to make the Offer legally available to Eligible Optionees in any jurisdiction.
     YOU ARE NOT REQUIRED TO TENDER ANY OF YOUR ELIGIBLE OPTIONS FOR AMENDMENT. IF YOU HAVE MORE THAN ONE ELIGIBLE OPTION, YOU MAY CHOOSE TO TENDER SOME OR ALL OF YOUR ELIGIBLE OPTIONS. WITH RESPECT TO ANY INDIVIDUAL ELIGIBLE OPTION, YOU MUST TENDER ALL OR NONE OF THE UNDERLYING SHARES.
     YOU SHOULD BE AWARE THAT CONCHO RESOURCES BELIEVES THAT ADVERSE TAX CONSEQUENCES UNDER SECTION 409A WILL APPLY TO YOUR ELIGIBLE OPTION IF IT IS NOT AMENDED PURSUANT TO THIS OFFER BECAUSE THE ELIGIBLE OPTIONS WERE GRANTED AT A DISCOUNT FROM FAIR MARKET VALUE ON THE DATE OF GRANT. YOU WILL BE SOLELY RESPONSIBLE FOR ANY TAXES, PENALTIES OR INTEREST PAYABLE UNDER SECTION 409A (AND STATE LAWS OF SIMILAR EFFECT).
     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS, INCLUDING THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND AMEND YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO AMEND YOUR ELIGIBLE OPTIONS.
     YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM IN ITS ENTIRETY, THE ACCOMPANYING ELECTION FORM (EXHIBIT A), THE FORMS OF NOTICE OF CHANGE OF ELECTION (EXHIBITS B AND C) AND YOUR PERSONALIZED ADDENDUM, AS WELL AS THE INFORMATION ON CONCHO RESOURCES’ BUSINESS AND FINANCIAL STATUS TO WHICH WE REFER YOU IN THIS OFFERING MEMORANDUM BEFORE DECIDING WHETHER TO ELECT TO AMEND YOUR ELIGIBLE OPTIONS. WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.
     Shares of our common stock are traded on The New York Stock Exchange (the “NYSE”) under the symbol “CXO.” On November 28, 2007, the last reported sale price of our common stock on the NYSE was $18.76 per share. As of November 28, 2007, options to purchase 3,011,772 shares of our common stock were issued and outstanding under the Plan, including the Eligible Options to purchase up to 384,106 shares of our common stock. This Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.
     You should direct questions about the Offer and requests for assistance in completing the necessary forms to David W. Copeland or Curt F. Kamradt at Concho Resources at (432) 683-7443. You are encouraged to consult your personal legal, investment, financial and/or tax advisor for guidance specific to your situation.
     This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”), nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the Plan or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only. We recommend that you consult with your tax advisor to determine the tax consequences of electing or declining to participate in the Offer.
IMPORTANT
     Whether you accept the Offer or not, you must complete and submit an election form (“Election Form”) for your Eligible Options. Your Election Form must be submitted by hand-delivery or delivery via overnight courier and received by Concho Resources at 550 W. Texas, Suite 1300, Midland, TX (Attention: David W. Copeland) before 11:59 p.m., CST, on December 28, 2007 (or a later termination date if we extend the Offer) (the “Expiration Time”). Any Election Form not received by the Expiration Time will be disregarded. If we do not receive your completed Election Form by the Expiration Time, you will have been deemed to decline to participate in the Offer.
     We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Concho Resources.

TABLE OF CONTENTS

SUMMARY OF TERMS AND FREQUENTLY ASKED QUESTIONS		1

RISK FACTORS RELATING TO THE OFFER		7

Economic Risks		7

Tax Risks		7

Procedural Risks		8

Business Related Risks		8

THE OFFER		9

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE PROPOSED AMENDMENT; THE CONCHO RESOURCES INC. 2006 STOCK INCENTIVE PLAN; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF THE OFFER.	9

2.	PURPOSE OF THE OFFER.	14

3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED FOR AMENDED OPTIONS.	15

4.	PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.	15

5.	CHANGE IN ELECTION.	16

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND ISSUANCE OF CASH PAYMENTS.	17

7.	CONDITIONS OF THE OFFER.	17

8.	PRICE RANGE OF COMMON STOCK.	18

9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.	18

10.	ACCOUNTING CONSEQUENCES OF THE OFFER.	20

11.	LEGAL MATTERS; REGULATORY APPROVALS.	20

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	20

13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.	22

14.	FEES AND EXPENSES.	22

15.	INFORMATION ABOUT CONCHO RESOURCES INC.	22

16.	ADDITIONAL INFORMATION.	26

17.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.	26
Exhibit A — Election Form
Exhibit B — Notice of Change in Election Form from Accept to Reject
Exhibit C — Notice of Change in Election Form from Reject to Accept
Exhibit D — Form of Addendum

OFFERING MEMORANDUM
FOR
OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS
SUMMARY OF TERMS AND FREQUENTLY ASKED QUESTIONS
     The following are answers to some of the questions that you may have about the Offer to Amend Eligible Outstanding Stock Options. Concho Resources Inc. (“Concho Resources”) is offering the opportunity to amend, at the election of the applicable option holder, certain options (the “Eligible Options”) to purchase Concho Resources common stock granted under the Concho Equity Holdings Corp. 2004 Stock Option Plan and subsequently assumed by Concho Resources under the Concho Resources Inc. 2006 Stock Incentive Plan (the “Plan”) and to receive a cash payment in relation to the making of such an amendment. As described in Section 1 of this Offering Memorandum for Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), the Eligible Options, as amended (such options as amended, “Amended Options”), will initially be unexercisable and will become exercisable only during certain time periods. The other material terms and conditions of the Amended Options, including the exercise price, will not be affected by the amendment. We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Exhibit A), form of Notice of Change of Election (Exhibits B and C) and the personalized Addendum (Exhibit D) that will be provided to each Eligible Optionee, as they may be amended from time to time, constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of option holders or the tender of elections to amend options covering a minimum number of shares.
     We urge you to read carefully this Offering Memorandum and the accompanying documents as well as the information to which we refer you because the information in this summary is not complete. The Offer is made subject to the terms and conditions of these documents, as they may be amended. We have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.
Who is eligible to participate in the Offer?
     All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current or former employees of Concho Resources or its affiliates and (2) subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”).
What if my employment with Concho Resources ends before the Expiration Time of the Offer?
     If your employment with us terminates prior to the Expiration Time, you will remain an Eligible Optionee.
Which options are Concho Resources offering to amend?
     We are offering to amend Eligible Options that are currently outstanding under the Plan. You can elect to amend your Eligible Options if you are an Eligible Optionee, and if the proposed amendment is otherwise permissible under applicable law. See Section 1 of the Offering Memorandum.
Why is Concho Resources making the Offer?
     Concho Resources believes that the Eligible Options were granted with an exercise price that was less than the fair market value per share of Concho Resources common stock underlying such options on their grant date (that is, they were granted at a “discount” to the then-current fair market value of the underlying stock), and therefore, such options are subject to adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other interpretive guidance issued by the U.S. Internal Revenue Service (the “IRS”) thereunder. Section 409A of the Code, which was generally effective as of January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price less than fair market value of the underlying stock on the date of grant, to the extent such options were unvested as of January 1, 2005.
     We believe that the following adverse U.S. Federal tax consequences would apply to stock options that are deemed to be nonqualified deferred compensation under Section 409A:
•	The option holder would recognize taxable income for the year in which the stock option vests. The amount of income recognized in connection with the vesting of the stock option will be equal to the fair market value of the newly vested shares as of December 31 of the year of vesting less the exercise price payable for those shares. In the case of the Eligible Options, partial vesting may have occurred in 2005 with all additional vesting occurring in 2006.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the stock option.

•	The option holder would also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

•	The option holder may also be liable for additional income taxes and penalty taxes and related interest on increases in the value of option shares that occur after the applicable year of vesting until the stock option is exercised or expires.
     Concho Resources or its affiliates would be required to report income subject to penalties and make applicable withholdings on such income.
     Taxation would occur in such manner even though the stock option remains unexercised. While it is not certain how any future annual increases in value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or on the highest value achieved by the shares during the applicable year.
     Certain states have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% Federal penalty tax and up to a 20% state penalty tax). This penalty tax would be in addition to ordinary state and Federal income tax.
     The Offer is being made to permit Eligible Optionees to address the adverse tax consequences that will apply to their Eligible Options under Section 409A, by amending such options with terms that we believe should avoid the application of such adverse tax treatment.
What is Concho Resources doing with respect to my Eligible Option in light of Section 409A?
     Section 409A and the regulations and other interpretive guidance issued by the IRS thereunder provide that discount stock options must have fixed exercise dates to avoid early income recognition and an additional 20% tax or must otherwise qualify for an exemption from Section 409A, such as the exemption for short-term deferrals. Accordingly, we are offering to amend each Eligible Option to change the stock option so that it is exercisable on various specified exercise dates that are expected to constitute fixed exercise dates for purposes of Section 409A. Following amendment of the Eligible Options, the latest expiration dates will generally be as follows:
1.	The First Quarter Portion of each Eligible Option—New Expiration Date: December 31, 2008

2.	The Second Quarter Portion of each Eligible Option—New Expiration Date: December 31, 2009

3.	The Third Quarter Portion of each Eligible Option—New Expiration Date: December 31, 2010

4.	The Fourth Quarter Portion of each Eligible Option—New Expiration Date: December 31, 2011
     Amending your stock option agreement such that portions of the stock option will expire as set forth above will reduce the time in which you have to exercise the stock options, but it also should eliminate your exposure to Section 409A liability in respect of your Eligible Options. Please keep in mind that any exercise of your Amended Option must be completed prior to or on the new expiration dates. For example, the First Quarter

Portion of an Amended Option expiring on December 31, 2008 must be exercised by that date, at the latest. If the First Quarter Portion of an Amended Option is not exercised by that date, it will expire. See Section 1 of the Offering Memorandum.
     If you accept the Offer, we will pay you a cash payment equal to $0.50 multiplied by the number of shares of common stock of Concho Resources subject to each Amended Option (the “Cash Payment”) to compensate you for the reduction in flexibility regarding the exercise of your option resulting from the amendment made pursuant to this Offer. The Cash Payments will be paid on January 2, 2008, and will be subject to applicable tax withholding. The Cash Payment will be made without regard to whether an Eligible Optionee is an employee of Concho Resources or its affiliates on the cash payment date.
Where can I find out if I have an Eligible Option?
     Details of your Eligible Options are included in your personalized Addendum sent in connection with this Offering Memorandum. A form of the Addendum is attached as Exhibit D to this Offering Memorandum.
What happens to the exercise periods of my Amended Options in the event of termination of my continuous service, my disability or a change of control of Concho Resources?
     In the event of (i) a termination of your continuous service, including by reason of death, (ii) your disability or (iii) a change of control of Concho Resources, the period in which you may exercise your Amended Options will be limited by the exercise and termination dates contained in this Offer. See Section 1 of the Offering Memorandum.
When will I receive my Cash Payment related to my Amended Options?
     If you accept this Offer, any cash payment owed to you in connection with the amendment of your Eligible Options will be paid to you on January 2, 2008, and will be subject to applicable tax withholding. Promptly following the expiration of this Offer, participating employees will receive a “Promise to Make Cash Payment” evidencing your right to receive an applicable Cash Payment pursuant to this Offer. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. See Section 6 of the Offering Memorandum.
     You will be entitled to receive cash payments regardless of whether you remain employed with Concho Resources on the actual cash payment date, which will be January 2, 2008.
If I leave Concho Resources after receiving the Cash Payment, will I have to pay any of it back to Concho Resources?
     No, you are entitled to keep all of your Cash Payment regardless of whether you remain employed with Concho Resources on the actual cash payment date, which will be January 2, 2008, or any time thereafter.
Why do I have to wait until 2008 to receive my Cash Payment?
     Section 409A permits us to make cash payments to holders of affected options in connection with amendments to options granted at a discount. The amendments to the exercise schedule of the affected options address the adverse tax consequences of Section 409A, and the Cash Payments are intended to compensate the option holder for the lost benefit of the greater exercisability associated with the pre-amendment options. However, under the same guidance, we are not permitted to make the cash payment in the same calendar year in which the options are amended. Since we expect the offer to expire (and Eligible Options to be amended) during calendar year 2007, we are required to wait until calendar year 2008 to make any cash payments.
Can I accept the Offer as to shares of Concho Resources common stock that I currently hold as a result of exercising my options in the past?
     No. The Offer relates only to your Eligible Options.
Are there conditions to the Offer?

     The Offer is subject to a number of conditions, which are described in Section 7 of the Offering Memorandum. If any of these conditions exist, we may decide to reject or postpone the acceptance of the Eligible Options that you elected to amend, or we may terminate or amend the Offer. A summary of these conditions is as follows:
•	if Concho Resources is required by the SEC or other regulatory agency to extend the time the Offer is scheduled to expire (the “Expiration Time”) beyond 11:59 p.m., CST, on December 28, 2007; or

•	if regulatory or legal actions threaten the validity or existence of, or the ability of Concho Resources to complete, the Offer.
     The Offer, however, is not conditioned on the acceptance of the Offer by a minimum number of option holders or the tender of elections to amend options covering a minimum number of shares. See Section 7 of the Offering Memorandum.
May I elect to amend a portion of my Eligible Options?
     If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options. However, with respect to any individual Eligible Option, you must tender all or none of the shares subject to that Eligible Option. See The Proposed Amendment in Section 1 of the Offering Memorandum.
May I amend options that are not Eligible Options?
     No. You may only amend Eligible Options you hold.
Will I be eligible to receive future option grants if I elect to amend my Eligible Option?
     While acceptance of the Offer will not, by itself, entitle you to receive any future option grants, regardless of whether you amend your Eligible Option, you may be eligible to receive future option grants in accordance with standard policies of Concho Resources relating to performance and/or promotion.
If I elect to amend my Eligible Option, will my election affect other components of my compensation?
     Your decision to accept or reject the Offer will not affect your future compensation. Your acceptance or rejection of the Offer also will not affect your ability to receive stock or option grants in the future. Also, see the response to the above question, “Will I be eligible to receive future option grants if I amend my Eligible Option?”
Will amending the expiration date of my Eligible Option affect the return I will realize on that Eligible Option?
     Amending the expiration date of your Eligible Option may affect the return you might have realized if you did not accept the Offer, as it may reduce the time in which you have to exercise the stock option.
When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?
     The Offer expires on December 28, 2007, at 11:59 p.m., CST, unless Concho Resources extends it.
     Although Concho Resources does not currently intend to do so, it may, in its discretion or as required, extend the Offer at any time prior to 11:59 p.m., CST, on December 28, 2007. If Concho Resources extends the Offer, Concho Resources will announce the extension no later than 11:59 p.m., CST, on December 28, 2007. See Section 13 of the Offering Memorandum.
What do I need to do to amend my Eligible Option?
     Whether or not you accept the Offer, you must make your election by following the directions set forth in Section 4 of the Offering Memorandum and delivering your signed Election Form (on which you have indicated your desire to amend or not amend your Eligible Option) to Concho Resources before the Expiration Time. Election Forms may be only hand-delivered or delivered via overnight courier to Concho Resources at 550 W. Texas, Suite 1300, Midland, TX 79701 (Attn: David W. Copeland). Failure to deliver an Election Form by the Expiration Time will be deemed a rejection of the Offer.

     Election Forms must be received before 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if Concho Resources extends the Offer). Election Forms not received by Concho Resources prior to or by 11:59 p.m., CST, on December 28, 2007, will be disregarded.
     If you elect to participate in the Offer, you will receive a confirmation of amendment to your existing option grant after the Expiration Time.
     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER CONCHO RESOURCES NOR OUR BOARD OF DIRECTORS, INCLUDING THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO ACCEPT THE OFFER AND AMEND YOUR ELIGIBLE OPTIONS. YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM AND ALL THE EXHIBITS HERETO IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO PARTICIPATE IN THE OFFER. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL FINANCIAL, TAX AND LEGAL ADVISORS IN ORDER TO DETERMINE WHETHER TO ACCEPT OR DECLINE THIS OFFER.
Can I change my previous election?
     You may change your previous election at any time before 11:59 p.m., CST, on December 28, 2007 by hand-delivery or delivery via overnight courier of written notice of the change. If we extend the Offer beyond that time, you may change your previous election at any time until the extended Expiration Time. To change your election, please follow the directions set forth in Section 5 of the Offering Memorandum.
     A Notice of Change in Election form must be received before 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if we extend the Offer). Notice of Change in Election forms not received by Concho Resources prior to December 28, 2007 (or a later expiration date if we extend the Offer), even if sent prior to December 28, 2007 (or a later expiration date if we extend the Offer), will be disregarded. Please allow time for delivery when sending your Notice of Change in Election Form. If you change your election from reject to accept, you will also be required to fill out and deliver a new Election Form. You may change your election more than once. See Section 5 of the Offering Memorandum.
Am I required to participate in the Offer?
     No. Participation in the Offer is voluntary and you are not required to amend any of your Eligible Options. However, at this time, we are not considering making any additional offers or providing Eligible Optionees with additional opportunities to amend their Eligible Options to avoid the adverse tax consequences of Section 409A.
What happens to my Eligible Option if I do not accept the Offer?
     If you do not accept the Offer, you will keep your current Eligible Option and no change will be made to such option pursuant to this Offer, including no change to the expiration date. Adverse tax consequences under Section 409A will apply to your Eligible Option if it is not amended pursuant to this Offer. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect). See Section 12 of the Offering Memorandum.
Under what circumstances would Concho Resources not accept my Eligible Option?
     We currently expect that we will accept, promptly after the Expiration Time, all Eligible Options that are properly submitted and received for amendment and for which the election to amend has not been validly withdrawn. We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment or if certain conditions exist that, in our reasonable judgment, make it inadvisable to proceed with the Offer. See Section 7 of the Offering Memorandum.
Does Concho Resources have a recommendation regarding the Offer?

     Although our Board of Directors has approved the Offer, neither Concho Resources nor our Board of Directors, including the Compensation Committee of the Board of Directors, makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend your Eligible Options. You should carefully review this Offering Memorandum and all the exhibits hereto in their entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax and legal advisors in order to determine whether to accept or decline this Offer.
Can anyone at Concho Resources help me decide whether I should participate in the Offer?
     No. We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum and the exhibits hereto. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Concho Resources. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.
Whom should I contact to confirm that my Election Forms have been received or if I have questions about the Offer?
     You should direct inquiries to confirm receipt of Election Forms, questions about the Offer, requests for assistance in completing the related documents and requests for additional copies of this Offering Memorandum or related documents to David W. Copeland or Curt F. Kamradt at Concho Resources at (432) 683-7443. For information regarding your vesting and/or exercise activity, please contact David W. Copeland or Curt F. Kamradt. Finally, you are encouraged to consult your personal financial, investment, legal and tax advisor for guidance specific to your situation.

RISK FACTORS RELATING TO THE OFFER
Participation in this Offer involves a number of potential risks.
     This section highlights the material risks of accepting the Offer and tendering your Eligible Options for amendment. You should carefully consider these risk factors relating to the Offer and the risk factors relating to our business and financial condition described below and contained in the documents incorporated by reference herein, and you should carefully read the remainder of this Offering Memorandum, as well as the Election Form and the Notice of Change of Election, before deciding to accept the Offer.
Economic Risks
If you participate in the Offer, your Amended Options will not be exercisable until at the earliest January 1, 2008, and once your Amended Options become exercisable, you will have a limited period of time in which to exercise them.
     It is important that you understand that your ability to exercise the Amended Options may be substantially restricted compared to the Eligible Options that you currently hold. While the new tax code provisions do create substantial penalties that will apply if you decide to hold the Eligible Options without amending them, you are at the same time amending the terms of options with real value and the Amended Options will expire earlier than the Eligible Options that you currently hold. We can give you no assurance of what the market price of our common stock will be (or the liquidity or listing status on the NYSE of our common stock) when your Amended Options become exercisable.
Tax Risks
Even if you accept the Offer and receive Amended Options, you may still be required to recognize income prior to exercise of your Amended Options or pay a 20% penalty and interest charge in respect of your Amended Options.
     Because the Eligible Options were issued with an exercise price lower than the fair market value of the underlying shares at the time of grant and because such options were not vested prior to January 1, 2005 and not exercised prior to January 1, 2006, such options are subject to Section 409A. The IRS regulations and guidance issued under Section 409A generally provides that you may be required to recognize taxable income the year in which such options are no longer subject to a substantial risk of forfeiture (for example, the year in which such options vest), and that you may recognize additional income until such options are exercised. Such income would be taxable as ordinary income and would also be subject to a 20% penalty tax, plus certain other state and Federal tax penalties.
     We believe that by accepting the Offer, you may avoid the adverse tax consequences with respect to your Eligible Options under Section 409A.
The tax treatment of discounted options under state tax law or the tax laws of other jurisdictions is not certain, and you may be required to recognize income prior to the exercise of your Eligible Option or pay an additional tax penalty and interest charge in respect of your Eligible Option under applicable state or foreign tax laws, even if you participate in the Offer.
     It is possible that the Eligible Options are subject to taxes that are imposed under applicable state tax laws that are similar to Section 409A. Certain states have adopted provisions similar to Section 409A under state tax law and, as a result, you may incur additional taxes and penalties under such provisions with respect to your Eligible Options based on the state in which you are subject to income taxation. It is not certain that participation in the Offer will help avoid the adverse tax consequences under such state tax laws that are similar to Section 409A.
     In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your Eligible Option as a result of your participation in the Offer.
     Section 12 of this Offering Memorandum describes the material U.S. Federal income tax consequences if you participate in the Offer and if you do not participate in the Offer. You should review Section 12 carefully and consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation.
Procedural Risks
     You are responsible for making sure that you have made an accurate and complete election on the Election Form, prior to the Expiration Time. We intend to confirm the receipt of your Election Form promptly after receipt. If you have not received a confirmation, you should confirm that we have received your complete submission by contacting David W. Copeland at Concho Resources at (432) 683-7443 prior to December 28, 2007.
Business Related Risks
     In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including the risks discussed in our Registration Statement on Form S-1 (File No. 333-147655), filed with the SEC on November 28, 2007, and which is incorporated herein by reference.
     Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS
THE OFFER
1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE PROPOSED AMENDMENT; THE CONCHO RESOURCES INC. 2006 STOCK INCENTIVE PLAN; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF THE OFFER.
     Concho Resources Inc. (“Concho Resources”) is offering the opportunity to amend, at the election of the applicable option holder, certain options (the “Eligible Options”) to purchase Concho Resources common stock granted under the Concho Equity Holdings Corp. 2004 Stock Option Plan (the “CEHC Plan”) and subsequently assumed by Concho Resources under the Concho Resources Inc. 2006 Stock Incentive Plan (the “Plan”) and to receive a cash payment in relation to the making of such an amendment. As described in this Section 1 of this Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), the Eligible Options, as amended (such options as amended, “Amended Options”), will initially be unexercisable and will become exercisable only during certain time periods or upon the occurrence of certain defined events. The other material terms and conditions of the Amended Options, including the exercise price, will not be affected by the amendment.
     We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Exhibit A), form of Notice of Change of Election (Exhibits B and C) and the personalized Addendum (Exhibit D) that will be provided to each Eligible Optionee, as they may be amended from time to time, constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of option holders or the tender of elections to amend options covering a minimum number of shares.
Eligible Optionees
     All holders of Eligible Options who are current or former employees of Concho Resources as of the Expiration Time (as defined below) who hold Eligible Options and who are subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”). If your employment with us terminates prior to the Expiration Time, you will remain an Eligible Optionee. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Concho Resources will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.
Eligible Options
     The Eligible Options that are the subject of this Offer are those stock options that have each of the following characteristics:
•	stock options that were granted to an Eligible Optionee under the CEHC Plan and subsequently assumed by Concho Resources under the Plan;

•	stock options that were granted between December 6, 2004 and February 23, 2006, inclusive with an exercise price that was less than the fair market value of the underlying security as of the date of the award; and

•	stock options that are still outstanding when the Expiration Time (defined below) occurs.
     The Eligible Options consist of stock options that were granted during a specified period of time prior to our initial public offering in August 2007. There was no public trading market for our common stock prior to August 2007. In the absence of a public trading market, the Board of Directors set the exercise price of the Eligible Options with a per share exercise price (reflecting a 1 for 2 reverse stock split effected at the time of the initial public offering) at either $8.00 or $12.00, depending on the circumstances of the Eligible Optionee’s employment. Concho Resources is offering to amend the Eligible Options and to pay cash compensation related to the amendment because the Eligible Options were granted with an exercise price that was less than the fair market value per share of our common stock underlying the stock options on the stock options’ respective grant date (that is, the stock options may have been granted at a “discount” to the then-current fair market value of the underlying stock).

     Please note that each of the portions of Eligible Options that (A) have already been exercised, (B) have expired or otherwise been cancelled or (C) are beneficially owned by someone other than the Eligible Optionee are not eligible for the Offer.
     In a separate mailing to be sent in connection with this Offering Memorandum, each Eligible Optionee will receive a personalized Addendum that describes his or her Eligible Options. If you do not receive your personalized Addendum within 24 hours of receiving these Offering Memorandum materials, please contact David W. Copeland or Curt F. Kamradt at Concho Resources at (432) 683-7443.
     As of November 28, 2007, options to purchase 3,011,772 shares of common stock were issued and outstanding under our Plan. Of these options, the Eligible Options cover an aggregate of 384,106 shares of our common stock. As of November 28, 2007, the shares of common stock issuable upon the exercise of the Eligible Options represent approximately 12.75% of the total shares of common stock issuable upon exercise of all options outstanding under the Plan and approximately 0.51% of the total outstanding shares of our common stock.
The Proposed Amendment
          The Offer is an offer to amend the terms of each Eligible Option with respect to the time at which it may be exercised. The following is a summary of (a) the current terms of your Eligible Option relating to when it may be exercised and (b) the terms of your Eligible Option relating to when it may be exercised if you accept the Offer:
Current Terms of Exercise. Each Eligible Option is currently exercisable in full at any time on or before the expiration of 10 years from the effective date of grant of the option. However, following your termination of employment with Concho Resources, under the existing terms of the option, it may be exercised only as follows:
(i)	If your termination of employment occurs on account of death or total and permanent disability, then the option may be exercised only until the expiration of one year from the date of such termination of employment (but in no event later than the expiration of the 10-year term of the option);

(ii)	If your termination of employment occurs for any reason other than death, total and permanent disability or “Cause” (as defined below), then the option may be exercised only until the expiration of three months from the date of such termination of employment (but in no event later than the expiration of the 10-year term of the option); and

(iii)	If your termination of employment occurs on account of “Cause” (which means termination of employment by reason of fraud, dishonesty, any unauthorized use or disclosure of any confidential information or trade secrets of Concho Resources which results in a material detriment to Concho Resources), then the option is immediately forfeited and no additional exercise period is allowed.
Terms of Exercise if You Accept the Offer. If you accept the Offer, then the exercise terms described above under “Current Terms of Exercise” will no longer apply to your Eligible Options. Instead, each Eligible Option will generally become exercisable in accordance with a fixed exercise schedule (the “Fixed Exercise Schedule”), subject to certain exceptions described below. The Fixed Exercise Schedule provides that (i) 25% of each Eligible Option (the “First Quarter Portion”) may be exercised only during the period beginning on January 1, 2008, and ending on December 31, 2008, (ii) 25% of each Eligible Option (the “Second Quarter Portion”) may be exercised only during the period beginning on January 1, 2009, and ending on December 31, 2009, (iii) 25% of each Eligible Option (the “Third Quarter Portion”) may be exercised only during the period beginning on January 1, 2010, and ending on December 31, 2010, and (iv) 25% of each Eligible Option (the “Fourth Quarter Portion”) may be exercised only during the period beginning on January 1, 2011, and ending on December 31, 2011. The exceptions to the Fixed Exercise Schedule are as follows:
(i)	Death. If your employment with Concho Resources terminates by reason of death, then the portion of your Eligible Options that has not yet become exercisable under the Fixed Exercise Schedule may be exercised (by your estate or the person who acquires your Eligible Options by reason of your death) only from the date of your death until the last day of the calendar year in which your death occurs or, if later, the 15th day of the third calendar month following the date of your death. For example, if the holder of an Eligible Option dies on November 15, 2009, while employed by Concho Resources, then his or her Eligible Options would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; and (C) the Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 15, 2010, and may not be exercised after that date.
(ii)	Disability. If you become “Disabled” (meaning that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) prior to terminating employment with Concho Resources, then the portion of your Eligible Option that has not yet become exercisable under the Fixed Exercise Schedule may be exercised only until the last day of the calendar year in which the Social Security Administration determined you were Disabled or, if later, the 15th day of the third calendar month following the date of such determination. For example, if the Social Security Administration determines that the holder of an Eligible Option became Disabled on November 15, 2008, while employed by Concho Resources, then his or her Eligible Option would be exercisable as follows: (A) the First Quarter Portion may be exercised only until December 31, 2008, and may not be exercised after that date; and (B) the Second Quarter Portion, Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 15, 2009, and may not be exercised after that date.

(iii)	Separation from Service for any reason other than Cause, death or becoming Disabled — Non-Officer and Non-1% Owner. If your employment with Concho Resources terminates under circumstances that constitute a “Separation from Service” for purposes of Section 409A (which generally means a permanent decrease in the services you would perform for Concho Resources to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period) for any reason other than Cause, death or becoming Disabled, and if you are not an officer or one percent owner of Concho Resources or any of its affiliates at the time of such Separation from Service, then the portion of your Eligible Options that has not become exercisable under the Fixed Exercise Schedule prior to the date of your Separation from Service (A) will become exercisable beginning on the date of your Separation from Service and (B) will remain exercisable only until the earlier of (1) the date that is three months after your Separation from Service or (2) the later of (x) the last day of the calendar year in which your Separation from Service occurs or (y) the 15th day of the third calendar month following the date of your Separation from Service. For example, if such a holder of an Eligible Option incurs such a Separation from Service on November 1, 2009, then his or her Eligible Options would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; and (C) the Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 1, 2010, and may not be exercised after that date.

(iv)	Separation from Service for any reason other than Cause, death or becoming Disabled — Officer or 1% Owner. If your employment with Concho Resources terminates under circumstances that constitute a Separation from Service for any reason other than Cause, death or becoming Disabled, and if you are an officer or one percent owner of Concho Resources or any of its affiliates at the time of such Separation from Service, then the portion of your Eligible Options that has not become exercisable under the Fixed Exercise Schedule prior to the earlier of the date of your death or the date that is six months after your Separation from Service (such earlier date being the “Exercise Commencement Date”) (A) will become exercisable beginning on the Exercise Commencement Date and (B) will remain exercisable only until the earlier of (1) the date that is three months after the Exercise Commencement Date or (2) the later of (x) the last day of the calendar year in which your Exercise Commencement Date occurs or (y) the 15th day of the third calendar month following your Exercise Commencement Date. For example, if such a holder of an Eligible Option incurs such a Separation from Service on November 1, 2009 and survives until at least May 1, 2010, then his or her Eligible Option would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; (C) the Third Quarter Portion may be exercised only between January 1, 2010 and December 31, 2010, and may not be exercised after the end of that period; and (D) the Fourth Quarter Portion may be exercised only between May 1, 2010 and August 1, 2010, and may not be exercised after the end of that period.
(v)	Separation from Service for Cause. If you incur a Separation from Service with Concho Resources for Cause, then your Eligible Options are immediately forfeited and no additional exercise period is allowed.

(vi)	Change of Control. If a Change of Control (as defined below) occurs while you are employed by Concho Resources, then the portion of your Eligible Options that has not yet become exercisable under the Fixed Exercise Schedule may be exercised during the period beginning on the date of the Change of Control and ending on the last day of the calendar year in which the Change of Control occurs or, if later, the 15th day of the third calendar month following the date of the Change of Control; provided, however, that Concho Resources may, in its sole discretion, require that your Eligible Options be exercised prior to the last day of the described period. In addition, if a Change of Control occurs after a portion of your Eligible Options becomes exercisable under the Fixed Exercise Schedule or any of the exceptions described in clauses (i) through (iv) above and prior to the date that such portion ceases to be exercisable as described above, then Concho Resources may, in its sole discretion, require that your Eligible Options be exercised on or before an earlier date selected by Concho Resources. For this purpose, the term “Change of Control” means the occurrence of a change in control event with respect to Concho Resources as defined in Treasury regulations issued under Section 409A (which generally would include (A) a person acquiring more than 50% of the total fair market value or total voting power of the stock of Concho Resources, (B) a person acquiring during a 12-month period stock of Concho Resources possessing 30% or more of the total voting power of the company, (C) the replacement during any 12-month period of a majority of Concho Resources’ board of directors with directors not endorsed by a majority of the company’s board of directors before the appointment or election of the new board member, and (D) a person acquiring during a 12-month period at least 40% of the gross fair market value of the assets of Concho Resources).
     Notwithstanding the foregoing, if any portion of your Eligible Options would become exercisable prior to January 1, 2008 under the exceptions described above, then the initial exercise date of such portion of your Eligible Options shall be deemed to be January 1, 2008. The Fixed Exercise Schedule and the exceptions to that schedule described above together constitute the “Amended Exercise Schedule.”
     Eligible Options that are amended pursuant to this Offer (each an “Amended Option” and collectively, the “Amended Options”) will generally have the same material terms and conditions as they did prior to the amendment, including the same exercise price, except that the Amended Option may be exercised only according to the Amended Exercise Schedule as described above.
     If you accept the Offer, you will receive a cash payment equal to $0.50 multiplied by the number of shares of common stock of Concho Resources subject to each Amended Option (the “Cash Payment”) to compensate you for the reduction in flexibility regarding the exercise of your option resulting from the amendment made pursuant to this Offer. The Cash Payments will be paid on January 2, 2008, and will be subject to applicable tax withholding. The Cash Payment will be made without regard to whether an Eligible Optionee is an employee of Concho Resources or its affiliates on the cash payment date or any time thereafter.
     You should be aware that the Amended Option will have a different expiration date than the existing Eligible Option. By your electing to amend your Eligible Option to have the Amended Exercise Schedule, your Amended Option may expire earlier than it otherwise would have expired.

     If you have not exercised your Amended Option by the applicable expiration date under the Amended Exercise Schedule (the “New Expiration Date”), the relevant portion of your Amended Option will expire and you will have no further rights to purchase such shares under the relevant portion of your Amended Option.
     If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options. However, with respect to any individual Eligible Option, you must tender all or none of the shares subject to the Eligible Option.
The Amended Options
     This Offer is subject to the terms and conditions described in this Offering Memorandum. We will only accept Eligible Options that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of this Offering Memorandum before the Offer expires on the Expiration Time. We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly submitted and timely received, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment make it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.
     Unless we amend or terminate the Offer in accordance with its terms, Concho Resources will amend the Eligible Options as to which you properly tendered and accepted as described above, effective as of the Expiration Time (such date, the “Amendment Date”, is currently expected to be December 28, 2007 at 11:59 p.m., CST) to reflect the Amended Exercise Schedule (and associated New Expiration Dates). You will receive a document entitled “Confirmation of Amendment” from Concho Resources documenting your Amended Option promptly after the Amendment Date.
     The amendment of any Eligible Options pursuant to this Offer will not materially affect the terms and conditions of such option (other than as to the exercise schedule and expiration date). For example, your Amended Option will continue to be subject to the same exercise price as in effect prior to the amendment pursuant to this Offer. The number of shares of our common stock subject to the Amended Option will be equal to the number of shares of our common stock subject to the Eligible Option prior to the amendment. The Eligible Options were granted as nonstatutory stock options for Federal income tax purposes.
The Concho Resources Inc. 2006 Stock Incentive Plan
     Each Amended Option will continue to be subject to the terms and conditions of the Plan and the stock option agreement amended by the amendment described in this Offer. The terms of the Plan permit us to amend outstanding options with the written consent of the option holder and permit us to amend outstanding options without any consent if the amendment does not adversely alter or impair any option previously granted under the Plan. The Compensation Committee of the Board of Directors of Concho Resources administers the Plan, including the power to construe, interpret and amend the Plan and the outstanding stock options thereunder. All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of the Amended Options, have been registered under the Securities Act of 1933 (the “Securities Act”) on one or more Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”). The preceding description of the Plan is a summary and is not complete. Additional information about the Plan may be found in the S-8 Registration Statements and the related Prospectuses prepared in connection with the Plan. Please contact David W. Copeland at Concho Resources at (432) 683-7443 to request copies of the Plan or the related Prospectuses. Copies will be provided promptly and at our expense.
     You should carefully review your personalized Addendum that you will receive for any Eligible Option you may tender, as well as the Plan and Plan summary, to familiarize yourself with the terms to which the Amended Options would be subject.
Expiration and Extension of Offer
     The Offer, and your right to tender or not to tender Eligible Options for amendment and to withdraw or change any previous election to tender or not to tender Eligible Options for amendment, expire at 11:59 p.m., CST, on December 28, 2007, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term

“Expiration Time” will refer to the latest time and date at which the Offer expires. Section 13 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer. We do not currently expect to extend the Offer beyond 11:59 p.m., CST, on December 28, 2007.
     If you wish to accept the Offer, you must make a voluntary election before the Expiration Time to amend your Eligible Options. Any election to amend your Eligible Options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. If we extend the Offer, we must receive the required documents before the extended Expiration Time. If you do not elect to amend Eligible Options before the Expiration Time, those options will remain intact, with their current exercise schedule, expiration dates, exercise price, vesting schedule and other terms. You should be aware that adverse tax consequences under Section 409A will apply to your Eligible Option if it is not amended pursuant to this Offer. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect).
2.	PURPOSE OF THE OFFER.
     A key to our success has been the motivation of our employees through appropriate levels of cash and equity compensation. We granted the Eligible Options to attract and motivate our employees and to strengthen the alignment of interests between our employees and stockholders.
     The Eligible Options were granted under the Plan with an exercise price that was less than the fair market value per share of our common stock underlying such options on their grant date (that is, they were granted at a “discount” to the then-current fair market value of the underlying stock), and therefore, such options are subject to adverse tax consequences under Section 409A and the regulations and other interpretive guidance issued by the IRS thereunder. Section 409A of the Code, which was generally effective as of January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price less than fair market value; to the extent such options were unvested as of January 1, 2005.
     We believe that the following adverse U.S. Federal tax consequences would apply to stock options that are deemed to be nonqualified deferred compensation under Section 409A:
•	The option holder would recognize taxable income for the year in which the stock option vests. The amount of income recognized in connection with the vesting of the stock option will be equal to the fair market value of the newly vested shares as of December 31 of the year of vesting, less the exercise price payable for those shares. In the case of the Eligible Options, partial vesting may have occurred in 2005 with all additional vesting occurring in 2006.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the stock option.

•	The option holder would also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

•	The option holder may also be liable for additional income taxes and penalty taxes and related interest on increases in the value of option shares that occur after the applicable year of vesting until the stock option is exercised or expires.
     Concho Resources or its affiliates would be required to report income subject to penalties and make applicable withholdings on such income.
     Taxation would occur in such manner even though the stock option remains unexercised. While it is not certain how any future annual increases in the value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or on the highest value achieved by the shares during the applicable year.

     Certain states have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% Federal penalty tax and up to a 20% state penalty tax). This penalty tax would be in addition to ordinary state and Federal income tax.
     The Offer is being made to permit Eligible Optionees to address the adverse tax consequences that will apply to their Eligible Options under Section 409A, by amending such options with terms that we believe should avoid the application of such adverse tax treatment.
     NEITHER WE NOR OUR BOARD OF DIRECTORS WILL MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO AMEND YOUR ELIGIBLE OPTION, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER, AFTER TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. YOU SHOULD BE AWARE THAT ADVERSE TAX CONSEQUENCES UNDER SECTION 409A (AND STATE LAWS OF SIMILAR EFFECT) WILL APPLY TO YOUR ELIGIBLE OPTION IF IT IS NOT AMENDED PURSUANT TO THE OFFER. YOU WILL BE SOLELY RESPONSIBLE FOR ANY TAXES, PENALTIES OR INTEREST PAYABLE UNDER SECTION 409A (AND STATE LAWS OF SIMILAR EFFECT). YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS.
3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED FOR AMENDED OPTIONS.
     If you choose not to accept the Offer to amend your Eligible Option, the Eligible Option will continue to remain outstanding in accordance with its existing terms, and you will be subject to adverse tax consequences under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state laws of similar effect).
4.	PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.
Making Your Election
     Obtain Election Forms. In a separate email sent in connection with this Offer, each Eligible Optionee is receiving a personalized statement called the Addendum (substantially in the form of Exhibit D hereto) that describes his or her Eligible Options. If you did not receive your personalized Addendum within 24 hours after receiving these Offering Memorandum materials, please contact David W. Copeland or Curt F. Kamradt at Concho Resources at (432) 683-7443. An Election Form is attached hereto as Exhibit A.
     Completing Election Forms. Complete the Election Form following the instructions on the Election Form. You will need to check the appropriate box next to your Eligible Option to indicate whether or not you intend to amend your Eligible Option in accordance with the terms of the Offer. You must complete and send an Election Form for each Eligible Option whether or not you elect to amend the Eligible Option. The Election Forms must be hand-delivered or delivered via overnight courier to David W. Copeland at Concho Resources. Promptly after receipt by Concho Resources of your Election Form, you will receive confirmation evidencing such receipt. In the event that you do not receive confirmation that Concho Resources has received your Election Form or have any questions about submitting your Election Form, you should contact David W. Copeland at Concho Resources at (432) 683-7443. Your Election Form must be received by Concho Resources before 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if Concho Resources extends the Offer). If your Election Form is not received on or before the Expiration Time, it will be disregarded. Failure to deliver an Election Form by the Expiration Time will be deemed a rejection of the Offer.
     You do not need to return the stock option agreement for your Eligible Option, if you have it, to effectively elect to accept the Offer, as it will be amended automatically if Concho Resources accepts your Eligible Option for amendment. You will not, however, receive a copy of an amended stock option agreement. If your Election Form is accepted, you will receive a Confirmation of Amendment after the Amendment Date.
     If we extend the Offer beyond the Expiration Time, then you must complete and submit, and we must receive, your Election Form before the extended Expiration Time. We may decline to amend any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted Eligible Options promptly following the deadline of 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if Concho Resources extends the Offer). If you do not complete and submit, and we do not receive, your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.
Options To Be Amended
     You are not required to tender all of your Eligible Options. However, with respect to a given Eligible Option, we will not accept a tender of less than the entire Eligible Option.
Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects
     We will determine, in our discretion, all questions as to the number of shares subject to the Eligible Options, as well as the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option that you elected to amend. We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular Eligible Optionee. No Eligible Options will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Option, and no one will be liable for failing to give notice of any such defects or irregularities. The Offer is a one-time offer and we will strictly enforce the Offer period, subject to our right to grant an extension of the Offer at our sole discretion.
Our Acceptance Constitutes an Agreement
     Your election to accept the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. If you receive a confirmation of receipt of your Election Form, you may assume that your properly executed and delivered Election Form has been accepted. Our acceptance of your properly submitted Election Form will form a binding agreement between you and us on the terms and subject to the conditions of this Offer. If we accept your election to amend your Eligible Option, that Eligible Option (and the applicable stock option agreement) will be considered automatically amended, without any further action by any party.
     Subject to our rights to extend, terminate, postpone and/or amend the Offer or to reject the Eligible Option you elect to amend, we currently expect that we will accept promptly after the Expiration Time all properly and timely made elections to amend Eligible Options that have not been validly withdrawn.
5.	CHANGE IN ELECTION.
     You may only change your election by following the procedures described in this Section 5.
     You may change your election at any time before 11:59 p.m., CST, on December 28, 2007. If we extend the Offer beyond that time, you may change your election at any time until the extended Expiration Time. Additionally, you may withdraw the Eligible Option you elected to amend if, after forty (40) business days after the commencement of the Offer, we have not accepted for amendment the Eligible Option you elected to amend. The date of the fortieth (40th) business day is January 29, 2008.
     Please note that there are two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it (Exhibit B) and the other, if you wish to accept the Offer after having rejected it (Exhibit C). If you intend to change an election, it is important that you follow the procedures outlined below.

     To change your election, you must submit, and we must receive, the appropriate Notice of Change in Election Form, attached to this Offering Memorandum as Exhibit B or Exhibit C, as applicable, before 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if Concho Resources extends the Offer). Please make a copy of your Notice of Change in Election Form for your record-keeping purposes, prior to submission. Promptly following our receipt of your form, you will receive confirmation that Concho Resources has received your Notice of Change in Election Form. In the event that you do not receive confirmation that Concho Resources has received your Notice of Change in Election Form, you should contact David W. Copeland at Concho Resources at (432) 683-7443 and provide a copy of your Notice of Change in Election Form and such other documentation as may be necessary to evidence proper and timely submission of your Notice of Change in Election Form.
     Notice of Change in Election Forms must be received before 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if Concho Resources extends the Offer). Notice of Change in Election Forms not received by the Expiration Time will be disregarded. Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also complete and submit a new Election Form along with the Notice of Change in Election Form. You may change your election more than once. The Notice of Change in Election Form and new Election Form (if applicable) must be submitted via the process described above.
     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND ISSUANCE OF CASH PAYMENTS.
     On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Time, we expect to accept for amendment all Eligible Options properly elected for amendment and not validly withdrawn before the Expiration Time.
     We will give you notice of our acceptance for amendment of Eligible Options validly elected for amendment and not properly withdrawn as of the Expiration Time. We will notify you on or prior to December 28, 2007 (or a later expiration date if we extend the Offer), or as soon as possible thereafter, if we reject your election. Provided you have received a confirmation of receipt of Election Form, if you are not notified of a rejection, you may assume that your properly executed and delivered Election Form has been accepted. Promptly after we accept Eligible Options for amendment, we will send each Eligible Participant who accepted the Offer a document entitled “Confirmation of Amendment.”
     Any cash payment owed to you for an option with respect to which you have chosen to accept this Offer will be paid to you on January 2, 2008, less applicable withholding tax. This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. Accordingly, you will be entitled to receive your cash payment regardless of whether you remain employed with Concho Resources on the actual cash payment date. Promptly following the expiration of the offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive your Cash Payment. If you elect to participate in the offer and do not receive a Promise to Make Cash Payment within three U.S. business days after the expiration date, please contact David W. Copeland at (432) 683-7443.
7.	CONDITIONS OF THE OFFER.
     Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Option that you elect to amend, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Option that you elect to amend, in each case if we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to amend:
•	if we are required by the SEC or other regulatory agency to extend the Expiration Time beyond December 28, 2007; or

•	if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:
(a)	challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer; or

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for amendment for some or all of the Eligible Options elected for amendment.
     The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Time and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if the Offer is extended).
     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Optionees.
     We currently expect that we will accept promptly after the Expiration Time all Eligible Options that are properly submitted to be amended and have not been validly withdrawn prior to the Expiration Time.
     The Offer is not conditioned upon any financing arrangement or financing plans.
8.	PRICE RANGE OF COMMON STOCK.
     There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock, which are traded on the NYSE under the symbol “CXO.” The following table shows, for the periods indicated, the high and low last reported sales prices per share of our common stock on the NYSE:

	High	Low
Calendar Year 2007
Fourth Quarter (through November 28, 2007)	$22.30	$14.30
Third Quarter	16.44	11.60
     As of November 28, 2007, the last reported sale price of our common stock on the NYSE, was $18.76 per share.
     We have never declared or paid any cash dividends on our common stock, and we currently do not anticipate paying any cash dividends in the foreseeable future.
9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.
     The directors and executive officers of Concho Resources and their positions and offices as of November 15, 2007 are set forth in the following table:

Name	Age	Position
Timothy A. Leach	47	Chairman of the Board, Chief Executive Officer and Director
Steven L. Beal	48	President, Chief Operating Officer and Director
David W. Copeland	50	Vice President, General Counsel and Secretary
Curt F. Kamradt	45	Vice President, Chief Financial Officer and Treasurer
David M. Thomas III	53	Vice President—Exploration and Land
E. Joseph Wright	47	Vice President—Engineering and Operations
Jack F. Harper	36	Vice President—Business Development and Capital Markets

Name	Age	Position
Tucker S. Bridwell	56	Director
W. Howard Keenan, Jr.	56	Director
A. Wellford Tabor	39	Director
Ray M. Poage	60	Director
     The address of each director and executive officer is c/o Concho Resources Inc., 550 West Texas Avenue, Suite 1300, Midland, Texas 79701, and the telephone number is (432) 683-7443.
     As of November 29, 2007, our executive officers, held outstanding options to purchase a total of 2,448,755 shares of our common stock under our equity incentive and stock option plans. This represented approximately 81.3% of the shares subject to all outstanding options under our equity incentive and stock option plans as of that date. Executive officers will not be eligible to participate in this Offer in accordance with the same terms and conditions as all of the Eligible Optionees. On November 16, 2007, our executive officers agreed to amend certain portions of certain stock options to purchase Concho Resources common stock held by the executive officers (the “Executive Amendment”) to include new restrictions on the exercisability of these stock options in order to limit the adverse tax consequences that will apply to these stock options under Section 409A. The terms of the Executive Amendment were substantially similar to the terms of the Offer described in this Offering Memorandum, except that the Executive Amendment does not include any cash payment. Upon entering into the Executive Amendment, such executive officer’s options that would qualify as Eligible Options but for the fact that they are held by an executive officer will become exercisable in accordance with the following schedule: 19.5% of the options subject to the Executive Offer on January 1, 2008, 19.5% on January 1, 2009, 7.33% on February 27, 2009, 26.83% on January 1, 2010 and the remaining 26.84% on January 1, 2011. Similar to the Amended Options, upon becoming exercisable, these options will remain exercisable until December 31 of the year in which they became exercisable. The reason for the different exercise schedule with respect to the Executive Amendment is to take into account that 22% of the Eligible Options issued to the Executive Officers do not vest until February 27, 2009. In no event did any executive officer receive any form of cash or other compensation for any loss of flexibility relating to the exercise of stock options resulting from any such amendment.
     In addition, certain of our executive officers received stock option awards in June 2006 to purchase 450,000 shares of common stock, in the aggregate, at a purchase price of $12.00 per share. We subsequently determined that the fair market value of a share of common stock as of the date of the award was $15.40. As a result, the compensation committee authorized and approved an amendment to these stock option award agreements pursuant to which the exercise price of such stock options would be increased from $12.00 per share to $15.40 per share. Each of these executive officers executed these amendments on November 16, 2007. To compensate these executive officers for the $3.40 increase in the exercise price, we issued to each of them an award of the number of shares of restricted stock equal to (i) the product of $3.40 and the number of shares of common stock subject to the stock option award, divided by (ii) $18.38, which was the mean of the high and low sales price of a share of our common stock on November 19, 2007. As a result, these executive officers were granted 83,242 shares of restricted stock on November 19, 2007 with a grant date fair market value of $18.38, for an aggregate value of approximately $1.5 million. The lapse of forfeiture restrictions of this restricted stock is in 25% increments on the lapse dates of January 1, 2008, June 12, 2008, June 12, 2009, and June 12, 2010, or upon the occurrence of certain specified events.
     Neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or Eligible Options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:
•	outstanding options to purchase an aggregate of 3,011,722 shares of our common stock pursuant to the Plan, as of November 29, 2007;

•	outstanding 373,211 shares of restricted stock pursuant to the Plan, as of November 29, 2007; and

•	an aggregate of 2,405,067 shares of our common stock reserved for issuance to our employees pursuant to the Plan, as of November 29, 2007.

10.	ACCOUNTING CONSEQUENCES OF THE OFFER.
     Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will incur an expense of up to approximately $50,000. This amount includes, but is not limited to, filing, legal and accounting fees and printing costs. According to Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, a company modifying an award under SFAS No. 123(R) would incur compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If an Eligible Option is tendered pursuant to the Offer, the modified award results in a lower fair value than the original award, and thus, the modification does not result in an accounting consequence.
11.	LEGAL MATTERS; REGULATORY APPROVALS.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of the Eligible Option that you elect to amend. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to amend Eligible Options is subject to conditions, including the conditions described in Section 7 of this Offering Memorandum.
12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
     The following is a general summary of the material U.S. Federal income tax consequences of the amendment of Eligible Options under the Offer. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the Federal, state, local and foreign tax consequences of electing to participate in the Offer. Actual tax liability or any penalties as a result of a failure to timely remit the proper amount of taxes will be your responsibility to pay. This discussion is based on the Code, its legislative history, Treasury Regulations (including the proposed forms) and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Optionees.
     Tax Consequences Generally Applicable to Nonstatutory Stock Options. Under the Code, no taxable income is recognized by an option holder upon the grant of a nonstatutory option. In general, the option holder will recognize ordinary income, in the year in which the stock option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income. Concho Resources will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercised nonstatutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.
     Tax Consequences Related to Eligible Options that Are Not Amended in the Offer. Because the Eligible Options were granted with an exercise price that may be lower than the fair market value of the underlying shares on the date of grant, and those Eligible Options were not fully vested prior to January 1, 2005 and were not exercised prior to January 1, 2006, such Eligible Options may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A. We believe that the following adverse U.S. Federal tax consequences would apply to stock options that are deemed to be nonqualified deferred compensation under Section 409A:
•	The option holder would recognize taxable income for the year in which the stock option vests. The amount of income recognized in connection with the vesting of the stock option will be equal to the fair market value of the newly vested shares as of December 31 of the year of vesting, less the exercise price payable for those shares. In the case of the Eligible Options, partial vesting may have occurred in 2005 with all additional vesting occurring in 2006.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the stock option.

•	The option holder would also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

•	The option holder may also be liable for additional income taxes and penalty taxes and interest on increases in the value of option shares that occur after the applicable year of vesting until the stock option is exercised or expires.
     Concho Resources would be required to report income subject to penalties and make applicable withholdings on such income.
     Taxation would occur in such manner even though the stock option remains unexercised. While it is not certain at this time how any future annual increases in value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or on the highest value achieved by the shares during that year.
     Certain states have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% Federal penalty tax and up to a 20% state penalty tax). This penalty tax would be in addition to ordinary income tax. It is not certain that participation in the Offer will help avoid or minimize the adverse tax consequences under such state laws, and we make no representations as to the effect of this Offer on the application of such state tax laws.
Tax Consequences Related to Eligible Options that Are Amended in the Offer.
•	Amendment of the Eligible Option. The amendment of your Eligible Option should not be a taxable event for U.S. Federal income tax purposes.

•	Cash Payment. Any cash payments you receive as part of your Cash Payment(s) under this Offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you. If you were an employee at the time the options with respect to which you accepted this offer were granted, any income recognized upon your receipt of a cash payment will constitute wages for which withholding will be required.

•	Exercise of Amended Option. We expect to treat your Amended Option as a nonstatutory stock option for U.S. Federal income tax purposes. Accordingly, upon each exercise of your Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Concho Resources must collect the applicable withholding taxes with respect to such income.

•	Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.
     Other Tax Consequences. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant and/or your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.
13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.
     We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options amended by announcing the extension and giving oral or written notice of the extension to the Eligible Optionees.

     We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Offer and to postpone our acceptance of any Eligible Options elected for amendment if any of the conditions specified in Section 7 of this Offering Memorandum occur. In order to postpone the acceptance of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Optionees.
     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Options to be amended in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the announcement prior to 11:59 p.m., CST, on the announced Expiration Time. Any announcement relating to the Offer will be sent promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change.
     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:
•	increase or decrease the number of Eligible Options to be amended in the Offer; or

•	extend or terminate the Offer.
     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.
14.	FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to amend their Eligible Options in connection with this Offer.
15.	INFORMATION ABOUT CONCHO RESOURCES INC.
     General. Our corporate headquarters are located at 550 West Texas Avenue, Suite 1300, Midland, Texas 79701 and our telephone number is (432) 683-7443. We maintain a website at www.conchoresources.com. The information on our web site is not a part of this Offer.
     Business. We are an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. Our conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. These conventional operations are complemented by our activities in unconventional emerging resource plays. Our operations are primarily concentrated in the Permian Basin, the largest onshore oil and gas basin in the United States. As of December 31, 2006, 99% of our total estimated net proved reserves were located in the Permian Basin and consisted of approximately 57% crude oil and 43% natural gas.
     Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007, and our Registration Statement on Form S-1 (File No. 333-147655) filed with the SEC on November 28, 2007, is incorporated by reference herein and may be inspected at, and copies obtained from, the places in the manner described in Section 16 of this Offering Memorandum.
     Financial Information. The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007, and our Registration Statement on Form S-1 (File No. 333-147655) filed with the SEC on November 28, 2007. All amounts are in thousands, except per unit/share data.

		Year Ended
	Year Ended	December 31,	Nine Months Ended	Nine Months Ended
	December 31, 2005	2006	September 30, 2006	September 30, 2007
			(unaudited)	(unaudited)
Statement of Operations Data:
Operating Revenues:
Oil sales	$31,621	$131,773	$90,737	$128,152
Natural gas sales	23,315	66,517	44,908	67,395

Total operating revenues	54,936	198,290	135,645	195,547

Operating costs and expenses:
Oil and gas production	10,923	22,060	14,511	22,309
Oil and gas production taxes	3,712	15,762	10,831	15,616
Exploration and abandonments	2,666	5,612	4,717	18,110
Depreciation, depletion and accretion	11,574	61,009	42,366	55,370
Impairments of proved oil and gas properties	2,295	9,891	5,762	4,577
Contract drilling fees—stacked rigs	—	—	—	4,269
General and administrative	8,055	12,577	8,003	13,911
Stock-based compensation	3,252	9,144	8,041	2,656
Ineffective portion of cash flow hedges	1,148	(1,193)	(64)	1,134
(Gain) loss on derivatives not designated as hedges	5,001	—	—	(3,088)

Total operating costs and expenses	48,626	134,862	94,167	134,864

Income from operations	6,310	63,428	41,478	60,683

Other income (expense)
Interest expense	(3,096)	(30,567)	(20,998)	(29,803)
Other, net	779	1,186	907	957

Total other expense	(2,317)	(29,381)	(20,091)	(28,846)

Income before income taxes	3,993	34,047	21,387	31,837
Income tax expense	(2,039)	(14,379)	(8,664)	(13,335)

Net income	1,954	19,668	12,723	18,502

Preferred stock dividends	(4,766)	(1,244)	(1,210)	(45)
Effect of induced conversion of preferred stock	—	11,601	11,601	—

Net income (loss) applicable to common shareholders	$(2,812)	$30,025	$23,114	$18,457

Basic earnings (loss) per share
Net income (loss) per share	$(0.70)	$0.63	$0.52	$0.30

Shares used in basic earnings (loss) per share	4,059	47,287	44,710	60,648

Diluted net income (loss) per share
Net income (loss) per share	$(0.70)	$0.59	$0.48	$0.29

Shares used in diluted earnings (loss) per share	4,059	50,729	47,937	62,858

			As of
	As of December 31,		September 30,
	2005	2006	2007
			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$9,182	$1,122	$19,868
Property and equipment, net	170,583	1,320,655	1,368,026
Total assets	232,385	1,390,072	1,443,507
Long-term debt, including current maturities	72,000	495,500	345,880
Stockholders’ equity/net investment	109,670	575,156	773,384
     The financial information included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007, and our Registration Statement on Form S-1 (File No. 333-147655) filed with the SEC on November 28, 2007 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16 of this Offering Memorandum.

16.	ADDITIONAL INFORMATION.
     We recommend that you review the following other materials that we have filed with the SEC before making a decision on whether to accept the Offer:
     1. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007, including all materials incorporated by reference therein.
     2. Our Registration Statement on Form S-1 (File No. 333-147655), filed with the SEC on November 28, 2007.
     3. A Current Report on Form 8-K, dated August 2, 2007 and filed on August 8, 2007.
     4. A Current Report on Form 8-K, dated August 21, 2007 and filed on August 24, 2007.
     5. A Current Report on Form 8-K, dated August 29, 2007 and filed on August 30, 2007.
     6. A Current Report on Form 8-K, dated November 16, 2007 and filed on November 20, 2007.
     7. Our Registration Statement under Section 13 of the Securities Act of 1933 on Form S-8 filed on August 30, 2007.
     You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as Concho Resources Inc., that file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.
     We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
Attn: David W. Copeland
Concho Resources Inc.
550 West Texas Avenue
Suite 1300
Midland, Texas 79701
or by telephoning us at (432) 683-7443 between 9:00 a.m. and 5:00 p.m., CST.
     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.
     The information contained in this Offering Memorandum about Concho Resources should be read together with the information contained in the documents to which we have referred you.
17.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.
     This Offering Memorandum, the accompanying documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties that include, among others, those described in the section entitled “Risk Factors Relating to the Offer” in this Offering Memorandum. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
     We are not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. In the event that we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform you of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will amendments be accepted from or on behalf of, the Eligible Optionees residing in that jurisdiction.
     The Board of Directors and the Compensation Committee of the Board of Directors of Concho Resources recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Concho Resources is limited to this document.
Concho Resources Inc. November 29, 2007

EXHIBIT A
ELECTION FORM
     I have received the Offer to Amend documents relating to Concho Resources Inc.’s (“Concho Resources”) offer to amend certain stock options granted to certain of its employees and to receive a cash payment(s) in relation to the making of such amendments (the “Offer”). I understand that “Eligible Option(s)” consist of options to purchase Concho Resources common stock granted under the Concho Equity Holdings Corp. 2004 Stock Option Plan (the “CEHC Plan”) and subsequently assumed by Concho Resources under the Concho Resources Inc. 2006 Stock Incentive Plan (the “Plan”) that (a) were granted between December 6, 2004 and February 23, 2006, inclusive with an exercise price that was less than the fair market value of the underlying security as of the date of the award and (b) are still outstanding on the date the Offer expires.
          The Offer is an offer to amend the terms of each Eligible Option with respect to the time at which it may be exercised. The following is a summary of (a) the current terms of my Eligible Option relating to when it may be exercised and (b) the terms of my Eligible Option relating to when it may be exercised if you accept the Offer:
Current Terms of Exercise. Each Eligible Option is currently exercisable in full at any time on or before the expiration of 10 years from the effective date of grant of the option. However, following my termination of employment with Concho Resources, under the existing terms of the option, it may be exercised only as follows:
(i)	If my termination of employment occurs on account of death or total and permanent disability, then the option may be exercised only until the expiration of one year from the date of such termination of employment (but in no event later than the expiration of the 10-year term of the option);

(ii)	If my termination of employment occurs for any reason other than death, total and permanent disability or “Cause” (as defined below), then the option may be exercised only until the expiration of three months from the date of such termination of employment (but in no event later than the expiration of the 10-year term of the option); and

(iii)	If my termination of employment occurs on account of “Cause” (which means termination of employment by reason of fraud, dishonesty, any unauthorized use or disclosure of any confidential information or trade secrets of Concho Resources which results in a material detriment to Concho Resources), then the option is immediately forfeited and no additional exercise period is allowed.
Terms of Exercise if You Accept the Offer. If I accept the Offer, then the exercise terms described above under “Current Terms of Exercise” will no longer apply to my Eligible Options. Instead, each Eligible Option will generally become exercisable in accordance with a fixed exercise schedule (the “Fixed Exercise Schedule”), subject to certain exceptions described below. The Fixed Exercise Schedule provides that (i) 25% of each Eligible Option (the “First Quarter Portion”) may be exercised only during the period beginning on January 1, 2008, and ending on December 31, 2008, (ii) 25% of each Eligible Option (the “Second Quarter Portion”) may be exercised only during the period beginning on January 1, 2009, and ending on December 31, 2009, (iii) 25% of each Eligible Option (the “Third Quarter Portion”) may be exercised only during the period beginning on January 1, 2010, and ending on December 31, 2010, and (iv) 25% of each Eligible Option (the “Fourth Quarter Portion”) may be exercised only during the period beginning on January 1, 2011, and ending on December 31, 2011. The exceptions to the Fixed Exercise Schedule are as follows:
(i)	Death. If my employment with Concho Resources terminates by reason of death, then the portion of my Eligible Options that has not yet become exercisable under the Fixed Exercise Schedule may be exercised (by my estate or the person who acquires my option by reason of my death) only from the date of my death until the last day of the calendar year in which my death occurs or, if later, the 15th day of the third calendar month following the date of my death. For example, if I die on November 15, 2009, while employed by Concho Resources, then my Eligible Options would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; and (C) the

Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 15, 2010, and may not be exercised after that date.

(ii)	Disability. If I become “Disabled” (meaning that I am unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) prior to terminating employment with Concho Resources, then the portion of my Eligible Option that has not yet become exercisable under the Fixed Exercise Schedule may be exercised only until the last day of the calendar year in which the Social Security Administration determined I was Disabled or, if later, the 15th day of the third calendar month following the date of such determination. For example, if the Social Security Administration determines that I became Disabled on November 15, 2008, while employed by Concho Resources, then my Eligible Options would be exercisable as follows: (A) the First Quarter Portion may be exercised only until December 31, 2008, and may not be exercised after that date; and (B) the Second Quarter Portion, Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 15, 2009, and may not be exercised after that date.

(iii)	Separation from Service for any reason other than Cause, death or becoming Disabled — Non-Officer and Non-1% Owner. If my employment with Concho Resources terminates under circumstances that constitute a “Separation from Service” for purposes of Section 409A (which generally means a permanent decrease in the services I would perform for Concho Resources to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period) for any reason other than Cause, death or becoming Disabled, and if I am not an officer or one percent owner of Concho Resources or any of its affiliates at the time of such Separation from Service, then the portion of my Eligible Options that has not become exercisable under the Fixed Exercise Schedule prior to the date of my Separation from Service (A) will become exercisable beginning on the date of my Separation from Service and (B) will remain exercisable only until the earlier of (1) the date that is three months after my Separation from Service or (2) the later of (x) the last day of the calendar year in which my Separation from Service occurs or (y) the 15th day of the third calendar month following the date of my Separation from Service. For example, if I incur such a Separation from Service on November 1, 2009, then my Eligible Options would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; and (C) the Third Quarter Portion and Fourth Quarter Portion may be exercised only until February 1, 2010, and may not be exercised after that date.

(iv)	Separation from Service for any reason other than Cause, death or becoming Disabled — Officer or 1% Owner. If my employment with Concho Resources terminates under circumstances that constitute a Separation from Service for any reason other than Cause, death or becoming Disabled, and if I am an officer or one percent owner of Concho Resources or any of its affiliates at the time of such Separation from Service, then the portion of my Eligible Options that has not become exercisable under the Fixed Exercise Schedule prior to the earlier of the date of my death or the date that is six months after my Separation from Service (such earlier date being the “Exercise Commencement Date”) (A) will become exercisable beginning on the Exercise Commencement Date and (B) will remain exercisable only until the earlier of (1) the date that is three months after the Exercise Commencement Date or (2) the later of (x) the last day of the calendar year in which your Exercise Commencement Date occurs or (y) the 15th day of the third calendar month following your Exercise Commencement Date. For example, if I incur such a Separation from Service on November 1, 2009 and survive until at least May 1, 2010, then my Eligible Options would be exercisable as follows: (A) the First Quarter Portion could have been exercised only until December 31, 2008, and may not be exercised after that date; (B) the Second Quarter Portion may be exercised only until December 31, 2009, and may not be exercised after that date; (C) the Third Quarter Portion may be exercised only between January 1, 2010 and December 31, 2010, and may not be exercised after the end of that period; and (D) the Fourth Quarter Portion may be exercised only between May 1, 2010 and August 1, 2010, and may not be exercised after the end of that period.

(v)	Separation from Service for Cause. If I incur a Separation from Service with Concho Resources for Cause, then my Eligible Options are immediately forfeited and no additional exercise period is allowed.

(vi)	Change of Control. If a Change of Control (as defined below) occurs while I am employed by Concho Resources, then the portion of my Eligible Options that has not yet become exercisable under the Fixed Exercise Schedule may be exercised during the period beginning on the date of the Change of Control and ending on the last day of the calendar year in which the Change of Control occurs or, if later, the 15th day of the third calendar month following the date of the Change of Control; provided, however, that Concho Resources may, in its sole discretion, require that my Eligible Options be exercised prior to the last day of the described period. In addition, if a Change of Control occurs after a portion of my Eligible Options becomes exercisable under the Fixed Exercise Schedule or any of the exceptions described in clauses (i) through (iv) above and prior to the date that such portion ceases to be exercisable as described above, then Concho Resources may, in its sole discretion, require that my Eligible Options be exercised on or before an earlier date selected by Concho Resources. For this purpose, the term “Change of Control” means the occurrence of a change in control event with respect to Concho Resources as defined in Treasury regulations issued under Section 409A (which generally would include (A) a person acquiring more than 50% of the total fair market value or total voting power of the stock of Concho Resources, (B) a person acquiring during a 12-month period stock of Concho Resources possessing 30% or more of the total voting power of the company, (C) the replacement during any 12-month period of a majority of Concho Resources’ board of directors with directors not endorsed by a majority of the company’s board of directors before the appointment or election of the new board member, and (D) a person acquiring during a 12-month period at least 40% of the gross fair market value of the assets of Concho Resources).
     Notwithstanding the foregoing, if any portion of my Eligible Options would become exercisable prior to January 1, 2008 under the exceptions described above, then the initial exercise date of such portion of my Eligible Options shall be deemed to be January 1, 2008. The Fixed Exercise Schedule and the exceptions to that schedule described above together constitute the “Amended Exercise Schedule.”
     I also understand that, for each Amended Option, I will receive a cash payment equal to $0.50 multiplied by the number of shares of common stock of Concho Resources allocated to such option (the “Cash Payment”) to compensate me for the reduction in flexibility regarding the exercise of my options resulting from the amendment made pursuant to this Offer. I understand that the cash payments will be paid on January 2, 2008, and will be subject to applicable tax withholding. I understand the Cash Payment will be made without regard to whether an Eligible Optionee is an employee of Concho Resources or its affiliates on the cash payment date or any time thereafter.
     Please check the appropriate box next to your Eligible Option(s) to indicate whether you will amend or not amend your Eligible Options. If you elect to amend your Eligible Options, you must amend all of the shares of common stock subject to such Eligible Options. A partial amendment will not be accepted.
     You may change the terms of your election to amend such Eligible Option(s) by submitting a new Election Form or a Notice of Change in Election From Accept to Reject prior to the Offer termination date of December 28, 2007 (or a later expiration date if Concho Resources extends the Offer).

Total Number of
Applicable
Unexercised Shares
			Subject to the		I elect not to
			Option (Shares to	I elect to amend	amend this Option
Grant Number	Grant Date	Exercise Price	Be Amended)	this Option Grant	Grant
				☐	☐

     I hereby agree that, unless I revoke my election before 11:59 p.m., CST, on December 28, 2007 (or a later expiration date if Concho Resources extends the Offer), my election will be irrevocable, and if accepted by Concho Resources, such surrendered Eligible Options will be amended as outlined above.
     I further understand and agree that I can only elect to tender all shares subject to the Eligible Options listed above, and the tender of the Eligible Options listed above will be for the full number of shares subject to such Eligible Options.
     I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Concho Resources or its affiliates (except on an at-will basis, unless otherwise required by local law). I agree that Concho Resources has made no representations or warranties to me regarding this Offer or the future pricing of Concho Resources stock, and that my participation in this Offer is at my own discretion.
     I AGREE THAT CONCHO RESOURCES SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Option Holder Signature	Social Security Number/Employee ID Number

Option Holder Name (Please Print)	E-mail address	Date

Option Holder Spousal Signature	Social Security Number

Option Holder Spousal Name (Please Print)	E-mail address	Date
     PLEASE HAND-DELIVER OR DELIVER VIA OVERNIGHT COURIER THIS SIGNED AND COMPLETED ELECTION FORM TO DAVID W. COPELAND AT CONCHO RESOURCES, 550 W. TEXAS, SUITE 1300, MIDLAND, TX 79701 NO LATER THAN 11:59 P.M., CST, ON DECEMBER 28, 2007 (OR A LATER EXPIRATION DATE IF CONCHO RESOURCES EXTENDS THE OFFER).

EXHIBIT B
NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT
     If you previously elected to accept Concho Resources Inc.’s (“Concho Resources”) offer to amend certain options held by its employees (the “Offer”), and you would like to change your election and reject the Offer, you must sign this Notice and hand-deliver or deliver via overnight courier it to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701 before 11:59 p.m., CST, on December 28, 2007, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please contact David W. Copeland at (432) 683-7443.
To Concho Resources:
     I previously received a copy of the Offer to Amend documents (dated November 29, 2007), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to accept the Offer to amend my Eligible Option(s) (as defined in my Election Form). I now wish to change that election and reject the Offer to amend my Eligible Option(s). I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.
     I understand that in order to reject the Offer, I must sign and deliver this Notice to Concho Resources by hand-delivery or delivery via overnight courier to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701 before 11:59 p.m., CST, on December 28, 2007, or if Concho Resources extends the deadline to amend the Eligible Option(s), before the extended expiration of the Offer.
     By rejecting the Offer, I understand that my Eligible Option(s) will not be amended and will continue to be governed by the terms of the existing option agreement(s) between Concho Resources and me.
     I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.
     I do not accept the Offer to amend the following Eligible Option(s):

Grant Number	Grant Date	Exercise Price	Share Outstanding

Optionee Signature	Date

Name (Please Print)	Employee ID/Social Security Number

Email address

Option Holder Spousal Signature	Social Security Number

Option Holder Spousal Name (Please Print)	E-mail address	Date

EXHIBIT C
NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT
If you previously elected to reject Concho Resources Inc.’s (“Concho Resources”) offer to amend certain eligible stock options (the “Offer”), and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and hand-deliver or deliver via overnight courier both to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701before 11:59 p.m., CST, on December 28, 2007, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please contact David W. Copeland at (432) 683-7443.
To Concho Resources:
     I previously received a copy of the Offer to Amend documents (dated November 29, 2007), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to reject the Offer to amend my Eligible Option(s) (as defined in my Election Form). I now wish to change that election and accept the Offer by Concho Resources to amend my Eligible Option(s). I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer instead. I have read and understand all of the terms and conditions of the Offer.
     I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Concho Resources by hand-delivery or delivery via overnight courier to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701before 11:59 p.m., CST, on December 28, 2007, or if Concho Resources extends the deadline to amend the Eligible Options, before the extended expiration of the Offer.
     I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.
     I accept the Offer to amend my Eligible Option(s) as indicated in the Election Form completed as of the date hereof and attached hereto.

Grant Number	Grant Date	Exercise Price	Share Outstanding

Optionee Signature	Date

Name (Please Print)	Employee ID/Social Security Number

Email address

Option Holder Spousal Signature	Social Security Number

Option Holder Spousal Name (Please Print)	E-mail address	Date

EXHIBIT D
FORM OF
ADDENDUM

To:	[Employee Name]
From:	Concho Resources Inc.
Date:	November 29, 2007
Re:	Addendum to Offer to Amend Eligible Outstanding Stock Options
     This Addendum to Concho Resources Inc.’s (“Concho Resources”) Offer to Amend Eligible Outstanding Stock Options (the “Offer”) describes your Eligible Options. Terms not explicitly defined in this Addendum have the same definitions as those used in the Offer. The Eligible Options held by you as of November 29, 2007 are identified below:
Eligible Option Number:
Eligible Option Grant Date:
Eligible Option Type:
Eligible Option Price:
     If you have questions regarding the above, please contact David W. Copeland at (432) 683-7443.